Exhibit 99.1

First Reliance Announces 2nd Quarter Pre-Tax Income of $588,073 - Up 72%

          FLORENCE, S.C., July 27 /PRNewswire-FirstCall/ -- First Reliance Bancshares, Inc. (OTC Bulletin Board: FSRL), the holding company for First Reliance Bank, reported unaudited pre-tax income for the quarter ended June 30, 2005 of $588,073, an increase of $246,613, or 72%, over the $341,460 reported for the quarter ended June 30, 2004. Unaudited net income increased 75%, to $429,403, as compared to $245,196 reported in the prior-year period. Earnings benefited from strong growth in both net interest income and noninterest income. Specifically, net interest income increased 67% to $3.5 million in the second quarter of 2005, while noninterest income increased by 23% to $780,899. Diluted earnings per share were $0.13, an increase of $0.04 from the $0.09 reported in the prior year period.

          Net Income for the six months ended June 30, 2005 was $815,002, an increase of $248,631, or 44%, from the level reported in the prior year six- month period. As was the case with the quarterly results, the higher profitability was driven primarily by higher net interest income, which increased 64%, and noninterest income, which increased 23%. Diluted earnings per share were $0.24 compared to $0.21 for the prior-year period.

          At June 30, 2005, total assets were $362.8 million, an increase of $144.3 million, or 66%, over the $218.4 million reported for June 30, 2005. Loans increased $127.7 million, or 72%, to $304.0 million, funded primarily by growth in deposits. Deposits increased to $296.8 million, up 67% from $177.5 million reported the prior year period.

          “We are extremely pleased to report exceptional growth and profitability for the 2nd quarter,” said Rick Saunders, President & CEO.  “Our business model centers around a common vision focused on growing our bank across South Carolina.  We would like to be the largest bank in South Carolina, and our strategy is to pick high performing, high growth markets and then find the best bankers in those locations and build businesses around those bankers. This strategy combined with our retail initiatives such as the eACCESSMortgage, the 5 Way Mortgage Service Promise, Totally Free Checking, ACCESSBanker, and ACCESSCoin to Cash provide experiences that create trust and loyalty in order to become the bank of choice for our customers, associates, communities, and owners.”

          During the third quarter, to show customers that the bank and its employees are willing to go the extra mile, First Reliance Bank will launch more customer service perks such as Totally Free Business Checking, 8 to 8 Banking, and customer appreciation events.  “We do extra things for our customers on a regular basis that show we care,” Saunders said.  “We’re centered on service and customer relationships.  We want people to have a personal relationship with their bankers.  There lies our focus and strategies and that’s what we want people to know about us.”

          Based in Florence, South Carolina, First Reliance Bancshares, Inc. is a bank holding company with approximately $363 million in assets as of June 30, 2005. First Reliance Bank, which was opened in 1999, is the Company’s sole operating subsidiary. The bank, which serves as one of the only locally owned and operated banks in the Florence area, maintains two branch locations and a Technology Center in Florence, South Carolina.  In addition, the bank’s aggressive planned growth strategy resulted in expansion into the Columbia, South Carolina market where they opened a Lexington regional facility in 2004. In March of 2005, the Charleston regional office was opened in historic downtown Charleston, South Carolina.  Their newest facility, expected to open in the 3rd quarter of 2005, will serve the Mt. Pleasant, South Carolina community.  First Reliance Bank focuses heavily on personal customer service and offers a full range of financial services.  Personal products include checking and savings accounts, money market accounts, CDs and IRAs, and personal mortgage loans, while business products include checking and savings accounts, commercial lending services, and money market accounts.  In September 2004, First Reliance Bank began offering Wholesale Mortgage Services and Title Insurance Services.  In December of 2004, the company began offering business customers a courier service.  In addition, First Reliance Bank also provides Internet banking, electronic bill paying services, free coin counter use for customers and non-customers, and overdraft privilege to its customers. The Company’s stock is traded on the OTC Bulletin Board under the symbol “FSRL”.  Information about the Company is available on our website at www.firstreliance.com.

          This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

          Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward-looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

          We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

          Contact Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer, (843) 674-3250, or jpaolucci@firstreliance.com

First Reliance Bancshares, Inc.
Consolidated Reports of Income

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004

	(Unaudited)	(Audited)	(Unaudited)	(Audited)
Interest Income
Loans and Fees	5,229,173	2,692,522	9,534,875	5,049,119
Taxable Securities	169,193	149,449	351,478	339,862
Nontaxable Securities	127,650	101,046	253,621	202,193
Nonmarketable Securities	20,910	16,728	32,749	16,728
Federal Funds Sold and Other	73,378	633	80,551	2,028
Total	5,620,304	2,960,378	10,253,274	5,609,930
Interest Expense
Deposits	1,829,733	728,558	3,167,558	1,380,255
FHLB Advances	288,169	121,725	527,671	239,683
Federal Funds Purchased and Repurchase Agreements	23,572	2,817	38,707	8,005
Total	2,141,474	853,100	3,733,936	1,627,943
Net Interest Income	3,478,830	2,107,278	6,519,338	3,981,987
Provision for loan losses	393,600	368,334	566,152	478,262
Net Interest Income after provision	3,085,230	1,738,944	5,953,186	3,503,725
Noninterest Income
Residential mortgage origination fees	291,846	143,618	444,620	242,623
Service charges on deposit accounts	345,842	308,992	674,447	557,379
Brokerage fees	38,894	51,870	69,896	82,167
Gain on sale of securities available for sale	—	2,703	—	2,703
Gain (loss) on Sale of Other Real Estate	(33,316)	—	(63,341)	—
Gain (loss) on Sale of Fixed Assets	—	—	(287)	—
Credit life insurance commissions	7,616	26,965	15,277	49,844
Other charges, commissions and fees	130,017	99,200	245,797	189,574
Total	780,899	633,348	1,386,409	1,124,290
Noninterest Expense
Salaries and employee benefits	1,872,090	1,161,727	3,578,170	2,233,323
Occupancy expense	223,676	90,559	382,071	167,416
Furniture and equipment expense	186,246	157,534	360,464	301,022
Other operating expenses	996,044	621,012	1,872,309	1,124,373
Total	3,278,056	2,030,832	6,193,014	3,826,134
Income before tax	588,073	341,460	1,146,581	801,881
Income tax expense	158,670	96,264	331,579	235,510
Net Income	429,403	245,196	815,002	566,371
Basic earnings per share	0.13	0.10	0.25	0.23
Diluted earnings per share	0.13	0.09	0.24	0.21

First Reliance Bancshares, Inc.
Balance Sheet

	June 30 2005	December 31 2004	June 30 2004

	(Unaudited)	(Audited)	(Audited)
Assets:
Cash and Cash Equivalents
Cash and Due Forms	2,953,765	3,803,535	3,354,526
Federal funds sold	12,671,000	1,042,000	2,300,000
Total cash and cash equivalents	15,624,765	4,845,535	5,654,526
Investment securities
Securities available for sale	27,551,306	28,567,666	24,018,542
Nonmarketable equity securities	2,128,350	1,714,700	1,240,725
Total investment securities	29,679,656	30,282,366	25,259,267
Loans held for sale	1,778,172	1,332,890	1,656,217
Loans receivable	303,977,537	238,362,092	176,236,611
Less allowance for loan losses	(3,310,741)	(2,758,225)	(2,087,299)
Loans, net	300,666,796	235,603,867	174,149,312
Premises, furniture, and equipment, net	7,432,841	5,891,402	5,788,877
Accrued interest receivable	1,881,583	1,458,673	981,140
Other real estate owned	180,533	320,598	488,297
Other assets	5,532,301	5,235,552	4,435,218
Total Assets	362,776,647	284,970,883	218,412,854
Liabilities:
Deposits:
Noninterest bearing transaction accounts	33,735,936	27,560,581	22,239,499
Interest bearing transaction accounts	20,508,017	15,525,590	16,544,728
Savings	69,700,582	46,299,198	24,400,184
Time deposits $100,000 and over	108,052,285	93,975,912	81,892,752
Other time deposits	64,787,211	42,132,546	32,389,206
Total deposits	296,784,031	225,493,827	177,466,369
Securities sold under agreements to repurchase	3,752,863	3,061,903	2,095,810
Federal funds purchased	—	—	—
Advances from Federal Home Loan Bank	32,000,000	27,900,000	20,000,000
Accrued interest payable	783,789	742,017	500,917
Other liabilities	879,413	414,487	209,324
Total Liabilities	334,200,096	257,612,234	200,272,420
Shareholders’ Equity:
Common Stock	32,767	32,039	24,963
Capital Surplus	23,866,450	23,428,034	15,387,861
Treasury Stock	(9,896)	(7,396)	—
Retained Earnings	4,479,303	3,664,301	2,891,973
Accumulated other comprehensive income	207,927	241,671	(164,363)
Total Equity	28,576,551	27,358,649	18,140,434
Total Liabilities and Shareholders Equity	362,776,647	284,970,883	218,412,854

SOURCE  First Reliance Bancshares, Inc.
          -0-                             07/27/2005
          /CONTACT:  Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer of First Reliance Bank, +1-843-674-3250, or jpaolucci@firstreliance.com /
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